Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

[            ], 2012

LinnCo, LLC

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) LinnCo, LLC, a Delaware limited liability company (“LinnCo”), in connection with the offering and sale by LinnCo of [            ] common shares representing limited liability company interests in LinnCo (the “Common Shares”) and (ii) Linn Energy, LLC (“Linn Energy”), a Delaware limited liability company, in connection with the proposed sale by Linn Energy of [            ] common units representing limited liability company interests in Linn Energy (the “Units”) to LinnCo in exchange for the net proceeds of the offering of the Common Shares. A Registration Statement on Form S-1 (File No. 333-182305), as amended (the “Registration Statement”), has been filed with the Securities and Exchange Commission (the “Commission”) by Linn Energy and LinnCo in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Common Shares and the Units. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We understand that (i) the Common Shares are to be sold by LinnCo pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement and (ii) the Units are to be sold by Linn Energy to LinnCo pursuant to the terms of the Limited Liability Company Agreement of LinnCo, LLC (the “LinnCo LLC Agreement”) in substantially the form filed as Exhibit 3.4 to the Registration Statement.

The term “Common Shares” shall include any additional common shares representing limited liability company interests in LinnCo registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. The term “Units” shall include any additional units representing limited liability company interests in Linn Energy registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and Linn Energy’s and LinnCo’s records and documents, certificates of representatives of Linn Energy and LinnCo and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and

LinnCo, LLC Linn Energy, LLC	- 2 -	[	], 2012

that all information submitted to us was accurate and complete and (ii) that the Underwriting Agreement and LinnCo LLC Agreement will have been duly authorized and validly executed and delivered by Linn Energy and LinnCo and the other parties thereto. In addition, we have relied, without independent investigation, upon, the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed in the opinion set forth below that a pricing committee of each of the Board of Directors of LinnCo and of Linn Energy has determined the price at which the Common Shares are to be sold to the underwriters by LinnCo pursuant to the terms of the Underwriting Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and delivered by LinnCo against payment therefor in accordance with the Underwriting Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Units to be issued and sold by Linn Energy to LinnCo have been duly authorized and, upon payment therefor and delivery thereof in accordance with the LinnCo LLC Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Validity of the Shares” in the prospectus forming a part of the Registration Statement. We further consent to the incorporation by reference of this opinion and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Shares or the Units. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,